Exhibit 35.2

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Credit Card Master Note Trust (USA) I
Series 2007-1, Class A Notes and Series 2007-2, Class A Notes

I, Sharon L. Fugitt, Executive Vice President and Chief Financial Officer of HSBC Card Services Inc. (the “Company”), pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission and Section 3.05 of the Second Amended and Restated Transfer and Servicing Agreement, dated as of June 30, 2006 (the “Agreement”), among HSBC Receivables Funding Inc. I, as Transferor, HSBC Finance Corporation, as Servicer, and Wilmington Trust Company, as Owner Trustee of the HSBC Credit Card Master Note Trust (USA) I, hereby certify that:

1.	A review of the activities of the Company from January 1, 2010 through December 31, 2010 and of its performance under the Agreement has been made under my supervision; and

2.
To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Company this 28th day of March 2011.

HSBC Card Services Inc.

By: /s/ Sharon L. Fugitt
      Name:  Sharon L. Fugitt
      Title:  Executive Vice President and Chief Financial Officer